Exhibit 16.1

                      [Letterhead of Lazar Levine & Felix ]




August 17, 2005


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re       AMCO Transport Holdings, Inc.
         File Ref # 000-32433

Ladies and Gentlemen:

      We were previously the principal accountants for AMCO Transport Holdings, Inc. and under the date of May 4, 2005, we reported on the financial statements of AMCO Transport Holdings, Inc. as of and for the year ended December 31, 2004. On August 17, 2005 our appointment as principal accountants was terminated. We have read AMCO Transport Holdings, Inc. statements included under Item 4 of its Form 8-K dated August 17, 2005 and we agree with such statements.


Very truly yours,

/s/ Lazar Levine & Felix LLP

Lazar Levine & Felix LLP